Exhibit 99.2
CFO Review of Fiscal 2011 Third Quarter Results
Revenue

		Year-over-Year Growth Rates
	Q3 FY11	Reported	Pro forma
	Revenue	Revenue(1)	Revenue(2)
	($ in millions)
Avnet, Inc	$6,672.4	40.3%	16.2%
Excluding FX (1)		39.5%	15.5%

Electronics Marketing Total	$3,925.2	36.0%	18.3%
Excluding FX (1)		35.6%	18.0%
Americas	$1,316.2	46.7%	11.3%
EMEA	$1,328.5	30.3%	—
Excluding FX (1)		30.5%	—
Asia	$1,280.5	32.1%	14.8%

Technology Solutions Total	$2,747.2	46.9%	13.2%
Excluding FX (1)		45.4%	12.1%
Americas	$1,506.6	38.9%	20.4%
EMEA	$847.0	59.5%	-2.9%
Excluding FX (1)		57.8%	-3.9%
Asia	$393.6	54.8%	30.0%

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Pro forma revenue as defined in this document. Pro forma growth rates are not presented for EM EMEA as revenue comparisons to prior year were not impacted by acquisitions.
•
Avnet, Inc. sales of $6.7 billion, increased 40% year over year (39% excluding the impact of changes in foreign currency exchange rates — “constant dollars”), representing the sixth consecutive quarter of double-digit, year-over-year growth.

•	On a sequential basis, sales decreased 1.4% (1.8% in constant dollars); better than the typical seasonal decline of down 4% to 7%.
•	Year-over-year pro forma sales increased 16% (15% in constant dollars), representing the fifth consecutive quarter of double-digit, year-over-year growth in pro forma sales.
•
Electronics Marketing (EM) achieved record quarterly revenue of $3.93 billion, a year-over-year increase of 36% in both reported and constant dollars, representing the sixth consecutive quarter of double-digit, year-over-year growth.

•	Pro forma year-over-year revenue growth was 18% and was strongest in the EMEA region due to high demand in the industrial and automotive markets.
•	Pro forma revenue increased 10% sequentially which was above the typical seasonal increase of 4% to 7% with all regions contributing.
•	The book to bill ratio was above 1:1 at the end of the quarter, representing the eighth consecutive quarter at parity or better.
•	Technology Solutions (TS) revenue grew 47% year over year (45% in constant dollars) to $2.7 billion.
•	Pro forma revenue grew 13% year over year (12% in constant dollars) driven by significant growth in Asia and the Americas.
•	Pro forma revenue declined 12% sequentially in both reported and constant dollars; better than the typical seasonal decline of 16% to 20% driven by increased sales of servers and storage.

Avnet, Inc. Gross Profit

	Three Months Ended
	April 2,	April 3,
	2011	2010	Change
	($ in millions)

Gross Profit	$786.6	$582.8	$203.8
Gross Profit Margin	11.79%	12.25%	-46	bps
•	Gross profit dollars were $787 million, up 35% year over year and 2% sequentially.
•
Gross profit margin of 11.8% increased 36 basis points sequentially driven by a larger mix of products from the higher margin EM business which is typical following the seasonally strong December quarter for TS. Gross profit margin declined 46 basis points year over year primarily due to the impact of the lower gross profit margin product mix of businesses acquired.

•
EM gross profit margin increased 22 basis points sequentially and declined 10 basis points year over year. This is the second quarter in a row that EM continued to strengthen the gross profit margin in its core components business. The year-over-year decline is primarily due to the addition of the relatively lower gross profit margin but higher working capital velocity embedded business acquired from Bell Micro and the embedded business transferred from TS at the beginning of this fiscal year. Excluding the impact of the embedded businesses, gross profit margin in the EM core components business increased approximately 30 basis points year over year.

•
TS gross profit margin was down 17 basis points sequentially and 78 basis points year over year. The sequential decline was driven primarily by the impact of New ProSys Corp. (“ProSys”), which was divested at the beginning of the quarter, and product mix. Excluding ProSys, TS gross profit margin was down 6 basis points. The year-over-year decline was primarily due to the impact of the acquisition of Bell Micro, which had a higher mix of lower gross profit margin but higher working capital velocity products.

Avnet, Inc. Operating Expenses

	Three Months Ended
	April 2,	April 3,
	2011	2010	Change
	($ in millions)

Selling, General and Administrative Expenses	$529.6	$408.2	$121.4
Selling, General and Administrative Expenses as % of Gross Profit	67.33%	70.05%	-272	bps
Selling, General and Administrative Expenses as % of Sales	7.94%	8.58%	-64	bps
•	Selling, general and administrative expenses (“SG&A expenses”) were $530 million, up 30% year over year and up 9% in constant dollars.
•
The $121 million year-over-year increase in SG&A expenses consisted of approximately $74 million of additional expense associated with acquired businesses, $44 million to support higher revenue, and $3 million due to the translation impact of changes in foreign currency exchange rates.

•	SG&A expenses as a percentage of gross profit improved by 272 basis points over the prior year third quarter and declined 53 basis points sequentially.
•	This year-over-year improvement reflects the significant leverage in the business model as management continues to optimize productivity and becomes increasingly more efficient.
•	For EM, SG&A expenses as a percentage of gross profit improved 351 basis points sequentially to the lowest level in over a decade.

Operating Income

	April 2,	April 3,
	2011	2010	Change
	($ in millions)

GAAP Operating Income	$240.7	$167.2	$73.5
GAAP Operating Income Margin	3.61%	3.52%	9	bps
Adjusted Operating Income (1)	$257.0	$174.6	$82.4
Adjusted Operating Income Margin (1)	3.85%	3.67%	18	bps

Electronics Marketing
Operating Income	$224.8	$144.2	$80.6
Operating Income Margin	5.73%	5.00%	73	bps

Technology Solutions
Operating Income	$57.3	$49.9	$7.4
Operating Income Margin	2.09%	2.67%	-58	bps

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•	Adjusted enterprise operating income of $257 million was up 47% as compared with the year ago quarter and roughly flat sequentially.
•
EM’s operating income increased 56% over the prior year third quarter and 23% sequentially due to an increase in sales and the associated gross profit dollars, improvement in gross profit margin and continued effective expense management.

•
TS operating income increased 15% year over year due primarily to the impact of acquisitions. The sequential decline of 46% was primarily driven by the typical seasonal decline in revenue and a higher mix of lower margin but higher working capital velocity products.

•
Adjusted operating income margin at the enterprise level of 3.85% was up 18 basis points over the prior year quarter and 6 basis points sequentially and represents the fifth consecutive quarter of year-over- year improvement.

•
The year-over-year increase in margin is attributable to operating leverage on the increase in sales due to continued effective expense management and firming gross profit margins in the EM core component business, somewhat offset by the impact of acquisitions with lower gross profit margin profiles.

•
EM operating income margin increased 73 basis points year over year and 57 basis points sequentially to 5.73%. The improvement was driven primarily by the operating leverage in the Western regions, particularly EMEA.

•
TS operating income margin decreased 58 basis points year over year and 119 basis points sequentially. The year-over-year decrease was due primarily to the impact of the acquisition of Bell Micro, which had a higher mix of lower margin but higher working capital velocity products. The sequential decrease was worse than seasonal due primarily to product mix and, to a lesser extent, the impact of ProSys which was divested at the beginning of the quarter. The TS operating income margin is expected to improve as additional synergies are realized and value-based management principles are applied.

Avnet, Inc. Interest Expense, Other Income and Income Taxes

	Three Months Ended
	April 2,	April 3,
	2011	2010	Change
	($ in millions)

Interest Expense	$(23.6)	$(15.3)	$(8.2)
Other Income	$2.3	$1.5	$0.8

GAAP Income Taxes	$62.1	$42.1	$20.0
Adjusted Income Taxes (1)	$66.0	$44.9	$21.1
GAAP Effective Tax Rate	29.2%	26.9%	227	bps
Adjusted Effective Tax Rate (1)	28.0%	28.0%	4	bps
(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•
Interest expense for the March 2011 quarter was $24 million, up $8.2 million over the prior year quarter primarily due to the increase in debt used to fund the acquisitions of businesses and the increase in working capital to support the significant growth in sales.

Avnet, Inc. Net Income

	Three Months Ended
	April 2,	April 3,
	2011	2010	Change
	($ in millions, except per share data)

GAAP Net Income	$151.0	$114.5	$36.5
Adjusted Net Income (1)	$169.7	$115.8	$53.9

GAAP Diluted EPS	$0.98	$0.75	$0.23
Adjusted Diluted EPS (1)	$1.10	$0.76	$0.34

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•	Adjusted net income for the quarter was $170 million, or $1.10 per share on a diluted basis, an increase in adjusted net income of 47% year over year.
•	GAAP net income includes $22.6 million pre-tax, $18.7 million after tax and $0.12 per share on a diluted basis for restructuring, integration and other items (see Non-GAAP Financial Information).
•	This is the fourth consecutive quarter of record adjusted earnings per share.

Avnet, Inc. Balance Sheet Returns

	Three Months Ended
	April 2,	April 3,	Net
	2011	2010	Change
Return on Working Capital (ROWC) (1)	26.45%	27.04%	-59	bps
Return on Capital Employed (ROCE) (1)	14.90%	14.97%	-7	bps
Working Capital Velocity (1)	6.87	7.37	-0.50

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•	Return on working capital (ROWC) for the quarter was 26.5%, a decrease of 59 basis points year over year and 129 basis points sequentially.
•
The year-over-year decline is primarily due to the impact of acquisitions as the full benefits from expected synergies and the application of value-based management principles have not yet been realized.

•	This sequential decline is primarily attributable to the typical seasonal decline in revenue for TS.
•
Although return on capital employed (ROCE) for the quarter of 14.9% was down slightly over the year ago quarter, it continued to be within our stated target range of 14% to 16% for the sixth consecutive quarter despite the short-term impact of significant acquisitions for which the full benefits have not yet been realized.

•	ROCE declined 79 basis points sequentially primarily due to the impact of the typical seasonal decline experienced by TS.
•
Working capital (receivables plus inventory less accounts payable) was up only 1% sequentially on a pro forma basis in constant dollars, despite strong growth in the higher working capital intensive EM business.

•
Working capital velocity declined 0.50 when compared with the year ago quarter and 0.44 sequentially to 6.87, remaining above pre-recession levels even as we return to a more normalized level of demand.

•	Prior year quarter compares were elevated due to product shortages and extended lead times as the industry worked to replenish supply during the recovery.
•	The sequential decline was due to a change in business mix as the higher working capital velocity TS business comes off of its seasonally strong December quarter.
•	Cash generated from operations was $188 million for the quarter and $121 million for the last four quarters driven by strong profits and effective working capital management.
•	Cash and cash equivalents at the end of the quarter was $782 million; net debt (total debt less cash and cash equivalents) was $1.1 billion.

Risk Factors
The discussion of Avnet’s business and operations should be read together with the risk factors contained in Item 1A of its 2010 Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which describe various risks and uncertainties to which the Company is or may become subject. These risks and uncertainties have the potential to affect Avnet’s business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro Forma (Organic) Revenue section of this release). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.
Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity.
•
ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•	Working capital velocity (“WC velocity”) is defined as annualized sales divided by the sum of the monthly average balances of accounts receivable and inventory less accounts payable.
•
ROCE is defined as annualized tax affected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity less cash and cash equivalents (“average capital”).

However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Third Quarter Fiscal 2011

	Third Quarter Ended Fiscal 2011
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$240,737	$213,161	$151,031	$0.98
Restructuring, integration and other charges	16,273	16,273	11,887	0.08
Loss on investments	—	6,308	3,857	0.02
Income tax adjustments	—	—	2,959	0.02

Total adjustments	16,273	22,581	18,703	0.12

Adjusted results	$257,010	$235,742	$169,734	$1.10

Items impacting the third quarter of fiscal 2011 consisted of the following:
•
Restructuring, integration and other charges of $16.3 million pre-tax which were incurred primarily in connection with the acquisition and integration of acquired businesses and consisted of $4.4 million pre-tax for severance, $3.3 million pre-tax for facility exit related costs, fixed asset write downs and other related charges, $8.0 million pre-tax for integration-related costs, $3.5 million pre-tax for transaction costs associated with acquisitions, $0.9 million pre-tax for other charges, and a reversal of $3.8 million pre-tax to release liabilities associated with a prior acquisition and to adjust prior year restructuring reserves no longer needed;

•	Loss on investments of $6.3 million pre-tax related to the write down of investments in smaller technology start-up companies; and
•	Income tax adjustments of $3.0 million primarily related to uncertainty surrounding deferred tax assets, additional transfer pricing exposure and audit settlements.
Third Quarter Fiscal 2010

	Third Quarter Ended Fiscal 2010
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$167,220	$156,594	$114,505	$0.75
Restructuring, integration and other charges	7,347	7,347	5,587	0.04
Gain on sale of assets	—	(3,202)	(1,987)	(0.01)
Net tax benefit	—	—	(2,303)	(0.02)

Total adjustments	7,347	4,145	1,297	0.01

Adjusted results	$174,567	$160,739	$115,802	0.76

Items impacting third quarter of fiscal 2010 consisted of the following:
•
Restructuring, integration and other charges of $7.3 million pre-tax which included (i) $6.5 million pre-tax for a value-added tax exposure in Europe related to an audit of prior years, (ii) $2.1 million pre-tax related to acquisition-related costs, and (iii) a credit of $1.3 million pre-tax related to reversals of restructuring reserves no longer deemed necessary.

•	A gain on the sale of assets of $3.2 million pre-tax as a result of a final earn-out payment associated with the earlier sale of the Company’s equity investment in Calence LLC.
•
A net tax benefit of $2.3 million related to adjustments for a prior year tax return and a benefit from a favorable income tax audit settlement partially offset by additional tax reserves for existing tax positions.

Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2010; (ii) the impact of a divestiture by adjusting Avnet’s prior periods to exclude the sales of the business divested as if the divestiture had occurred at the beginning of the period presented; (iii) the impact of the extra week of sales in the prior year first quarter due to the “52/53 week” fiscal year; and (iv) the impact of the transfer of the existing embedded business from TS Americas to EM Americas that occurred in the first quarter of fiscal 2011, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by $97 million in the third quarter of fiscal 2010. Sales taking into account the combination of these adjustments is referred to as “pro forma sales” or “organic sales”.
Revenue adjusted for this impact is presented in the following table:

		Acquisition /
	Revenue	Divested	Extra Week	Pro forma
	as Reported	Revenue	in Q1 FY10	Revenue
	(in thousands)
Q1 Fiscal 2011	$6,182,388	$(41,261)	$—	$6,141,127
Q2 Fiscal 2011	$6,767,495	$(102,385)	$—	$6,665,110
Q3 Fiscal 2011	$6,672,404		$—	$6,672,404

Fiscal year 2011	$19,622,287	$(143,646)	$—	$19,478,641

Q1 Fiscal 2010	$4,355,036	$884,224	$(417,780)	$4,821,480
Q2 Fiscal 2010	4,834,524	1,043,732	—	5,878,256
Q3 Fiscal 2010	4,756,786	987,295	—	5,744,081
Q4 Fiscal 2010	5,213,826	878,290	—	6,092,116

Fiscal year 2010	$19,160,172	$3,793,541	$(417,780)	$22,535,933

“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Vanda Group	TS	October 2009
Sunshine Joint Stock Company	TS	November 2009
PT Datamation	TS	April 2010
Servodata HP Division	TS	April 2010
Bell Micro Products Inc.	EM/TS	July 2010
Tallard Technologies	TS	July 2010
Unidux	EM	July 2010
Broadband	EM	October 2010
Eurotone	EM	October 2010
Center Cell	EM	November 2010
itX Technologies	TS	January 2011
The table above also reflects the divestiture of New ProSys Corp. which occurred in January 2011.

The following table presents the calculation for ROWC, WC velocity and ROCE. The reconciliation to the nearest GAAP metric is either presented below or in a prior table in this Non-GAAP Information section.

	Q3 FY 11	Q3 FY 10

Sales	6,672,404	4,756,786
Sales, annualized (a)	26,689,616	19,027,144

Adjusted operating income (1)	257,010	174,567
Adjusted operating income, annualized (b)	1,028,040	698,268
Adjusted effective tax rate (2)	28.95%	29.43%
Adjusted operating income, net after tax (c)	730,422	492,768

Average monthly working capital (3)
Accounts receivable	4,588,626	3,242,165
Inventory	2,587,019	1,734,564
Accounts payable	(3,288,341)	(2,394,811)

Average working capital (d)	3,887,304	2,581,918

Average monthly total capital (3) (e)	4,903,072	3,291,719

ROWC = (b) / (d)	26.45%	27.04%
WC Velocity = (a) / (d)	6.87	7.37
ROCE = (c ) / (e)	14.90%	14.97%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.

(2)	Adjusted effective tax rate is based upon a year-to-date calculation excluding restructuring, integration and other charges.

(3)	For averaging purposes, the working capital and total capital for Bell Micro was included as of the beginning of fiscal 2011.